Exhibit 99.1

NEWS RELEASE	CONTACT:	Scott B. Flaherty
Chief Financial Officer
(415) 408-4700

Willis Lease Finance Reports First Quarter Pretax Profit Grew 104% to $14.4 Million

NOVATO, CA —May 8, 2017 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported that pretax income grew 104% to $14.4 million in the first quarter of 2017 compared to $7.1 million in the first quarter of 2016 on revenues of $77.9 million. The Company’s first quarter 2017 results were bolstered by $32.0 million of maintenance reserve revenue, of which $21.5 million was long term maintenance revenue related to assets coming off lease. These revenues were offset by related non-cash write downs totaling $13.0 million. Net income attributable to common shareholders for the first quarter increased 95.4% to $7.8 million, or $1.26 per diluted share, from $4.0 million, or $0.55 per diluted share, in the first quarter of 2016.

“We continue to produce strong pre-tax financial results in 2017, realizing our most profitable quarter since 2008,” said Charles F. Willis, Chairman and CEO.  “Utilization remains strong at 89% at the end of the first quarter, our lease portfolio is growing and Willis Aero is delivering better than expected revenues and margin.”

“Our complementary leasing, surplus material and trading businesses performed well, resulting in the Company achieving record quarterly revenues of $78 million,” said Brian R. Hole, President. “We do not expect to repeatedly earn such large long-term maintenance reserve revenues but our pre-tax income exceeded expectations even without the net impact of long-term reserve revenue and non-cash writedowns. We continue to actively manage the portfolio in an effort to maximize cash and margin efficiency.”

First Quarter 2017 Highlights (at or for the periods ended March 31, 2017, compared to March 31, 2016, and December 31, 2016):

•                  Total revenue grew 53.7% to $77.9 million in the first quarter of 2017 from $50.7 million in the year ago period.

•                  Average utilization in the first quarter of 2017 was 89% as compared to 92% in the preceding quarter and 87% in the year ago comparable period.

•                  First quarter lease rent revenue was $30.2 million, up 6.9% year-over-year and down 3% from the prior quarter.

•                  Maintenance reserve revenue increased 102% to $32 million compared to $15.8 million and $11.5 million in 1Q16 and 4Q16, respectively.

•                  The Company purchased $40.3 million of assets in the first quarter of 2017, and sold $32.7 million of assets.

•                  During the quarter the Company recorded a $13 million non-cash writedown associated with the disposition, retirement and part out of certain assets.

•                  The equipment portfolio grew 1.0% in the first quarter of 2017 to $1.095 billion compared to 1Q16.

•                  Tangible book value per share increased 1% to $31.49 at March 31, 2017, compared to $30.66 at the end of the first quarter 2016.

•                  A total of 40,479 shares of common stock were repurchased in the quarter under the Company’s five-year repurchase plan for $0.9 million.

•                  Liquidity available from the revolving credit facility was $305 million at March 31, 2017, up from $161 million a year ago.

•                  Willis Aero spare parts sales totaled $6.2 million with a margin of $1.5 million in the first quarter of 2017.  In the year ago period, spare parts sales were $2.6 million with a margin of $0.7 million.

•                  Trading equipment sales in the first quarter of 2017 were $6.4 million, with a margin of $1.7 million.

Balance Sheet

As of March 31, 2017, Willis Lease had 209 commercial aircraft engines, 9 aircraft and 5 aircraft parts packages and other engine-related equipment in its lease portfolio, with a net book value of $1.095 billion, compared to 201 commercial aircraft engines, 10 aircraft, 5 aircraft parts packages, and other engine-related equipment in its lease portfolio, with a net book value of $1.084 billion a year ago.  The Company’s funded debt-to-equity ratio was 4.24 to 1 at quarter end compared to 4.59 to 1 at December 31, 2016, and 4.06 to 1 a year ago.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

WILLIS LEASE FINANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Loss)

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,	% Change vs	% Change vs
	2017	2016	2016	Dec 31, 2016	Mar 31, 2016
REVENUE
Lease rent revenue	$30,233	$31,168	$28,276	(3.0)%	6.9%
Maintenance reserve revenue	31,961	11,529	15,819	177.2%	102.0%
Spare parts and equipment sales	12,596	7,318	2,632	72.1%	378.6%
Gain on sale of leased equipment	983	52	2,992	1790.4%	(67.1)%
Other revenue	2,173	5,409	1,000	(59.8)%	117.3%
Total revenue	77,946	55,476	50,719	40.5%	53.7%

EXPENSES
Depreciation and amortization expense	16,628	17,045	16,419	(2.4)%	1.3%
Cost of spare parts and equipment sales	9,400	5,508	1,932	70.7%	386.5%
Write-down of equipment	13,009	3,590	2,036	262.4%	538.9%
General and administrative	13,201	13,086	11,752	0.9%	12.3%
Technical expense	2,292	2,080	1,696	10.2%	35.1%
Net finance costs	10,865	10,509	10,008	3.4%	8.6%
Total expenses	65,395	51,818	43,843	26.2%	49.2%

Earnings from operations	12,551	3,658	6,876	243.1%	82.5%

Earnings from joint ventures	1,854	939	187	97.4%	891.4%

Income before income taxes	14,405	4,597	7,063	213.4%	104.0%
Income tax expense	6,238	1,890	3,052	230.1%	104.4%
Net income	$8,167	$2,707	$4,011	201.7%	103.6%
Preferred stock dividends	321	281	—	14.2%	100.0%
Accretion of preferred stock issuance costs	7	8	—	(12.5)%	100.0%
Net income attributable to common shareholders	$7,839	$2,418	$4,011	224.2%	95.4%

Basic earnings per common share	$1.28	$0.39	$0.56

Diluted earnings per common share	$1.26	$0.39	$0.55

Average common shares outstanding	6,114	6,149	7,149
Diluted average common shares outstanding	6,240	6,275	7,272

WILLIS LEASE FINANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
ASSETS
Cash and cash equivalents	$11,890	$10,076	$12,743
Restricted cash	29,306	22,298	29,964
Equipment held for operating lease, less accumulated depreciation	1,094,673	1,136,603	1,083,506
Maintenance rights	17,160	17,670	16,774
Equipment held for sale	58,083	30,710	25,971
Operating lease related receivable, net of allowances	11,771	16,484	15,690
Spare parts inventory	24,475	25,443	19,293
Investments	44,540	45,406	43,272
Property, equipment & furnishings, less accumulated depreciation	16,638	16,802	17,001
Intangibles assets, net	2,081	2,182	874
Other assets	12,372	14,213	11,048
Total assets	$1,322,989	$1,337,887	$1,276,136

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$22,239	$17,792	$23,087
Deferred income taxes	110,063	104,978	98,889
Notes payable	872,201	900,255	850,031
Maintenance reserves	66,751	71,602	65,554
Security deposits	21,256	21,417	25,074
Unearned lease revenue	5,243	5,823	4,351
Total liabilities	1,097,753	1,121,867	1,066,986

Redeemable preferred stock ($0.01 par value)	19,767	19,760	—

Shareholders’ equity:
Common stock ($0.01 par value)	65	64	74
Paid-in capital in excess of par	2,324	2,512	24,925
Retained earnings	203,841	194,729	184,960
Accumulated other comprehensive loss, net of tax	(761)	(1,045)	(809)
Total shareholders’ equity	205,469	196,260	209,150

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,322,989	$1,337,887	$1,276,136

Note:  Transmitted on GlobeNewswire on May 8, 2017, at 6:00 am PT